Exhibit 5.2

January 16, 2024

Gevo, Inc.

345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

Re: Registration Statement on Form S-3 filed by Gevo, Inc.

Ladies and Gentlemen:

We have acted as counsel to Gevo, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale from time to time of up to $500,000,000 of shares of common stock of the Company, par value $0.01 per share (the “Shares”), pursuant to the At The Market Offering Agreement, dated January 16, 2024 (the “Sales Agreement”), between the Company and H.C. Wainwright & Co., LLC. The Shares will be issued pursuant to the Company’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on January 16, 2024 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus and the “at the market offering” prospectus filed as part of the Registration Statement (collectively, the “Prospectus”).

We have examined the Registration Statement, the Prospectus, the Sales Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of the Shares, (ii) the offering and sale of the Shares in accordance with the Sales Agreement and the Prospectus, and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP